Exhibit 10.1

PURCHASE AND SALE AGREEMENT BY AND BETWEEN

SQUARE ONE ENERGY, INC. AND

CANO PETROLEUM, INC.

INTRODUCTION

ARTICLE 1:	SALE

1.01	Sale of Stock

1.02	Consideration for Sale

1.03	Closing

ARTICLE 2:	SELLER’S REPRESENTATIONS AND WARRANTIES

2.01	Organization

2.02	Ownership of Company

2.03	Ownership in Other Companies

2.04	Officers and Directors

2.05	Financial Statements

2.06	Taxes

2.07	Real Property

2.08	Other Tangible Personal Property

2.09	Other Intangible Property

2.10	Title to Assets and Properties

2.11	Suppliers and Sale

2.12	Insurance Policies

2.13	Contracts

2.14	Laws and Regulations

2.15	Litigation

2.16	Employment Contracts and Benefits

2.17	Working Interest Conveyed

2.18	Other Liabilities & Obligations

2.19	Bank Accounts

2.20	Business Operations

2.21	Authority

2.22	Full Disclosure

2.23	Brokers

ARTICLE 3:	PURCHASER’S REPRESENTATIONS AND WARRANTIES

3.01	Authority

3.02	Brokers

3.03	Organization and Standing of Purchaser

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ARTICLE 4:	COVENANTS

4.01	Business Operations

4.02	Maintenance of Assets and Properties

4.03	Absence of Liens

4.04	Preservation of Business

4.05	Preservation of Customer Relations

4.06	Maintain Insurance

4.07	Absence of Contractual Obligations

4.08	Performance of Obligations

4.09	Notification of Litigation

4.10	Provide Financial Statements

4.11	Access to Books and Records

4.12	Notice of Environmental Defects

4.13	Employee Compensation

4.14	Not Solicit

4.15	Resist Brokers

4.16	Cooperate in Publicity

4.17	Maintain Employee Benefit Plans

4.18	Payment of Liabilities and Waiver of Claims

4.19	Maintain Existing Agreements

4.20	Obtain Consents

4.21	Provide Sales and Use Tax Certificates

4.22	Provide UCC Clearances

4.23	Deliver Title Policies

4.24	Notice of Title Defects

4.25	Remedies for Title Defects

4.26	Casualty Loss

4.27	Lease Obligations

4.28	Obligations Relating to Operations

4.29	Operations Since the Effective Time

4.30	Marketing of Production; Suspended Funds

4.31	Improvements, Personality, Equipment and Fixtures

4.32	Wells

ARTICLE 5:	CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE

5.01	Representations and Warranties

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5.02	Compliance With Conditions

5.03	Suit or Proceeding

5.04	Accountant’s Review

5.05	Government Approvals and Filings

5.06	Corporate and Stockholder Action

5.07	Confidentiality and Noncompete Agreements

5.08	Consents of Others

5.09	Board of Directors Resignations

5.10	Ownership of Record

ARTICLE 6:	CONDITIONS TO SELLER’S OBLIGATION TO CLOSE

6.01	Corporate Action

6.02	Government Approvals

ARTICLE 7:	PARTIES’ OBLIGATIONS AT THE CLOSING

7.01	Seller’s Obligations at the Closing

7.02	Purchaser’s Obligation at Closing

7.03	Restriction on Stock Issued

ARTICLE 8:	SELLER’S OBLIGATIONS AFTER THE CLOSING

8.01	Preservation of Goodwill

8.02	Change of Name

8.03	Nonsolicitation of Employees

ARTICLE 9:	INDEMNIFICATION

9.01	Covenant to Indemnify and Hold Harmless

9.02	Income Taxes and Royalties

9.03	Notification and Defense of Claims or Actions

ARTICLE 10:	GENERAL PROVISIONS

10.01	Survival of Representations, Warranties, and Covenants

10.02	Notices

10.03	Assignment of Agreement

10.04	Governing Law

10.05	Amendments; Waiver

10.06	Entire Agreement

10.07	Reliance Upon Representations and Warranties

10.08	Termination of Agreement

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PURCHASE AND SALE AGREEMENT

This Sale and Purchase Agreement (‘‘Agreement’’) dated as of the 6th day of February, 2005, by and between Cano Petroleum, Inc., a Delaware corporation (“Cano” or ‘‘Purchaser’’), and Square One Energy, Inc., a Texas corporation (“Square One” or ‘‘Seller’’) and Seller’s sole shareholder.

INTRODUCTION

Seller desires to sell and Purchaser desires to purchase all of the issued and outstanding capital stock of Square One Energy, Inc. (‘‘the Company’’) on the terms and conditions set forth in this Agreement.

In consideration of the mutual promises of the parties; in reliance on the representations, warranties, covenants, and conditions contained in this Agreement; and for other good and valuable consideration, the parties agree as follows:

ARTICLE 1

SALE

Sale of Stock

1.01. Effective as of 7:00 o’clock a.m., Central Standard Time, on the Closing Date (the “Effective Time”), Seller agrees to sell, convey, transfer, assign, and deliver to Purchaser all of the issued and outstanding capital stock of Company, and Purchaser agrees to purchase such stock.

Consideration for Sale

1.02. In consideration of the sale and transfer of the shares of capital stock of Company and the representations, warranties, and covenants of Seller set forth in this Agreement, Purchaser shall pay to Seller $8,000,000.00 (Eight Million Dollars) on the Closing Date. Payment shall be in the form of $4,000,000.00 (Four Million Dollars) in certified funds and the issuance to Seller of 888,888 shares of Cano Petroleum common stock.

Closing

1.03. The parties agree to use their best efforts to consummate this transaction (‘‘Closing’’). The Closing shall take place at the offices of Cano Petroleum located at 309 W. 7th Street, Suite 1600, Fort Worth, Texas 86102 on or before April 1, 2005 or at such other time, date, and place mutually agreed upon in writing by Seller and Purchaser (‘‘Closing Date’’). In either event, all terms and conditions to the Closing of this Agreement shall have been met at least ten (10) days prior to the Closing Date.

ARTICLE 2

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants to Purchaser that the following facts and circumstances are and at all times up to the Closing Date will be true and correct:

Organization

2.01. Company is a corporation duly organized, validly existing, and in good standing under the laws of Texas and is qualified to do business in the jurisdictions set forth in Exhibit 1 attached to this Agreement. Company has all requisite power and authority (corporate and, when applicable, governmental) to own, operate, and carry on its business as now being conducted. Seller has all legal authority to operate the wells and facilities located on the Leasehold Property.  Company’s certificate of incorporation, articles of incorporation, and bylaws as currently in effect are contained in Exhibit 1.

Ownership of Company

2.02. The authorized capital stock and the number of shares issued and outstanding of Company is set forth in Exhibit 2 attached to this Agreement. The issued and outstanding shares of capital stock of Company have been validly issued, are fully paid and nonassessable, and were issued in compliance with applicable federal and state laws regulating the offer and sale of securities. There are no outstanding options, warrants, or similar rights to purchase or convert any obligation into the capital stock or other securities of Company. The capital stocks of Company is owned, of record and beneficially, by those shareholders set forth in Exhibit 2 free and clear of all liens, claims, and encumbrances.

Ownership in Other Companies

2.03. Company has no interest in any other corporation, firm, business, or partnership nor any subsidiaries.

Officers and Directors

2.04. Exhibit 3 attached to this Agreement contains a true and correct list of all officers and directors of Company, their rate of compensation, and the portion of compensation attributable to salary and bonuses, respectively, of all officers, directors, and of each employee of Company whose salary is $50,000.00 (Fifty Thousand Dollars) per year or greater.

Financial Statements

2.05. Exhibit 4 attached to this Agreement contains the financial statements for two years ending December 31, 2004, (‘‘Financial Statements’’). Except as disclosed on Exhibit 4, the Financial Statements present fairly and accurately the financial position, results of operations, and changes in financial position of Company at the dates and for the periods covered. There are no liabilities or obligations of Company, accrued, absolute, contingent, inchoate, or otherwise that arose out of or relate to any matter, act, or omission occurring from December 31, 2004, to the date of this Agreement, other than liabilities or obligations incurred in the normal course of business. Since December 31, 2004, there have not been:

(a) Any material adverse change in financial condition, operations, sales, or net income of Company.

(b) Any loss, damage, or destruction to properties or assets, tangible or intangible (whether or not covered by insurance).

(c) Any change in policy regarding compensation payable to or to become payable to any of Company’s officers, directors, employees, or agents.

(d) Any labor dispute, disturbance, or attempt to organize a union.

(e) Any proposed law or regulation or any actual event or condition of any character that is known to Company or Seller that materially adversely affects the business or future prospects of Company.

(f) Any claim, litigation, event, or condition of any character that materially adversely affects the business or future prospects of Company.

(g) Any issuance, purchase of, or agreement to issue or purchase shares of capital stock or other securities of Company.

(h) Any mortgage, pledge, lien, or encumbrance made or agreed to be made on any of Company’s assets or properties, tangible or intangible.

(i) Any sale, transfer, other disposition of, or agreement to sell, transfer, or dispose of Company’s properties or assets, tangible or intangible, except as contemplated in this Agreement and except in the normal course of business and then only for full and fair value received.

(j) Any borrowings or agreements to borrow by or from Company.

(k) Any loans, advances, or agreements with respect to any loans or advances, other than to customers in the normal course of business and that have been properly reflected as ‘‘accounts receivable’’ on Company’s books.

(l) Any transaction outside the ordinary course of business.

(m) Any dividends or distributions paid or declared, or any repayment of loans or other obligations to the shareholders of Company.

(n) Any capital expenditures made by Company in excess of $25,000.00 (Twenty Five Thousand Dollars).

(o) Any agreement by Seller or Company to do any of the items described in Subparagraphs (a) through (n), above.

Taxes

2.06. All federal, state, local, and foreign income, ad valorem, excise, sales, use, payroll, unemployment, and other taxes and assessments (‘‘Taxes’’) that are due and payable by Company or by Seller on behalf of Company have been properly computed, duly reported, fully paid, and discharged. There are no unpaid Taxes that are or could become a lien on the property or assets of Company or require payment by Company, except for current Taxes not yet due and payable. All current Taxes not yet due and payable by Company have been properly accrued on the balance sheets of Company. Company has not incurred any liability for penalties, assessments, or interest under the Internal Revenue Code. No unexpired waiver executed by or on behalf of Company with respect to any Taxes is in effect.

Real Property

2.07. Exhibit 5, which is attached to this Agreement, contains a complete and accurate legal description of each parcel of real property owned by, leased to, or leased by Company together with either a true and correct survey or a substantially true and correct plat of each parcel, when available; and true, correct, and complete copies of all real property leases. Exhibit 5 also contains a description of all buildings, fixtures, and other improvements located on the real property and a list of the policies of title insurance issued to Company or Seller for the properties. All of the material real property leases are valid and in full force. There does not exist any default or event that with notice, lapse of time, or both will constitute a default under any of these lease agreements. All the buildings, fixtures, and leasehold improvements used by Company in it’s business are located on the real property. The zoning of each parcel of property described in Exhibit 5 permits the presently existing improvements and the continuation of Company’s business presently being conducted on such parcel. Neither Company nor Seller is aware of any enacted or proposed changes to such zoning.

Other Tangible Personal Property

2.08. The equipment, furniture, fixtures, and other personal property described in Exhibit 6 attached to this Agreement constitute all the items of tangible personal property owned by, in the possession of, or used by Company in connection with Company’s business. Except as stated in Exhibit 6, no personal property used by Company in connection with its business is held under any lease, security agreement, conditional sales contract, or other title retention or security agreement or is located any place other than in the possession of Company.

Other Intangible Property

2.09. Exhibit 7 attached to this Agreement is a true and complete list of all intangible assets, other than those specifically referred to elsewhere in this Agreement, and the location of evidences of title to such intangible assets.

Title to Assets and Properties

2.10. Company has good and marketable title to all of its assets and properties, tangible and intangible that are material to Company’s business and future prospects. These assets and properties constitute all of the assets and interests in assets that are used in Company’s business. All of these assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, and restrictions, except for the following:

(a) Those disclosed in Company’s balance sheets as of December 31, 2004, included in the Financial Statements, or in the Exhibits to this Agreement.

(b) The lien of current Taxes not yet due and payable.

(c) Possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of the assets and properties nor materially impair business operations.

All real property and tangible personal property of Company are in good operating condition and repair, ordinary wear and tear excepted. Company is in possession of all premises leased to Company from others. Except as set forth in the appropriate Exhibit listing such assets, no officer, director, or employee of Company, nor any spouse, child, or other relative of any of these persons owns or has any interest, directly or indirectly, in any of the real or personal property owned by or leased by Company or in any copyrights, patents, trademarks, trade names, or trade secrets licensed by Company. Company does not occupy any real property in violation of any law, regulation, or decree that would materially adversely affect its business or future prospects.

Suppliers and Sale

2.11. Exhibit 8 attached to this Agreement is a correct and current list of all suppliers of Company together with summaries of the purchases made from each supplier during the most recent fiscal year. Except as indicated in Exhibit 8, neither Company nor Seller has information or is aware of any facts indicating that any of these suppliers intend to cease doing business with Company or to materially alter the amount of the business that they are presently doing with Company.

Insurance Policies

2.12. Exhibit 9 attached to this Agreement is a list and description of all insurance policies concerning the assets and properties and all officers, directors, and employees of Company. All of these policies are in the respective principal amounts set forth in Exhibit 9. Company has maintained and now maintains insurance on all of the assets and properties of a type customarily insured. The insurance covers property damage by fire or other casualty, as well as adequately protects against all normal liabilities, claims, and risks against which it is customary to insure.

Contracts

2.13. Exhibit 10 attached to this Agreement contains true and correct lists, with copies when available, of all material oral and written contracts or arrangements obligating Company, including without limitation, guarantees, bids, commitments, joint venture or partnership agreements, contracts with third parties, pledges and other security agreements, and contracts for the sale of hydrocarbons. For purposes of this Paragraph 2.14, the term ‘‘material contract’’ means: (a) one that, if in the ordinary course of business, obligates Company in an amount in excess of $20,000.00 (Twenty Thousand Dollars), or if the aggregate total of all contracts from like transactions exceeds such amount; and (b) one that, if not in the ordinary course of business, obligates Company in an amount in excess of $20,000.00 (Twenty Thousand Dollars), or if the aggregate total of all such contracts for like transactions exceeds such amount. Exhibit 10 also includes the aggregate dollar value of all contracts that do not exceed such limits. Purchaser shall have the right to review any nonmaterial contract upon request. Exhibit 10 also sets forth a list of all persons or entities whose consents are required to be obtained under any contract with respect to the consummation of this transaction by Seller and Company. There are no other consents or approvals required from any other third party with respect to this transaction. Except as set forth in Exhibit 10, Company is not a party to, nor are Company’s assets and properties bound by, any distributor’s or manufacturer’s representative, agency agreement, output or requirements agreement, agreement not entered into in the ordinary course of business, indenture, mortgage, deed of trust, lease, or any agreement that is unusual in nature, duration, or amount. There is no default or event that with notice, lapse of time, or both will constitute a default by any party to any of the material contracts listed in Exhibit 10. Company has not received any notice that any party to any of the contracts listed in Exhibit 10 intends to cancel or terminate any of the contracts or to exercise or not exercise any options under any of the contracts. Neither Seller nor Company is a party to, nor are Company’s assets or properties bound by, any contract that is materially adverse to the business, property, or financial condition of Company.

Laws and Regulations

2.14. Company is not in default or in violation of any law; regulation; court order; or order of any federal, state, municipal, foreign, or other government department, board, bureau, agency, or instrumentality, wherever located, that would materially adversely affect its business or future prospects.

Litigation

2.15. Except as disclosed in Exhibit 11 attached to this Agreement, there are no pending, outstanding, or threatened claims; legal, administrative, or other proceedings; or suits, investigations, inquiries, complaints, notices of violation, judgments, injunctions, orders, directives, or restrictions against or involving Company or any of the assets, properties, or business of Company or any of Company’s officers, directors, employees, or stockholders that will materially adversely affect Company, its assets, properties, or business. To the best of Seller’s and Company’s knowledge and belief, after conducting a due diligence investigation, there is no basis for any of these proceedings against any of Company’s assets, properties, persons, or entities. Seller has furnished or made available to Purchaser copies of all relevant court papers and other documents relating to the matters set forth in Exhibit 11. Except as set forth in Exhibit 11, neither Seller nor Company is presently engaged in any legal action to recover moneys due Company or for damages sustained by Company.

Employment Contracts and Benefits

2.16. Exhibit 12 attached to this Agreement contains a complete description and copies of all employment agreements in effect with Company and a complete description of all fringe benefits and perquisites available to Company’s officers, directors, and employees (and, if any, furnished to consultants, agents, and independent contractors), whether required by law or otherwise, including but not limited to, pension, profit sharing, life insurance, medical, bonus, incentive and similar plans, use of automobiles, credit cards, expense accounts and allowances, club memberships, sharing of costs or expenses, vacation, and similar benefits, together with the approximate annual cost of each benefit and perquisite. When available, copies of the plans, agreements, or arrangements regarding each benefit are also attached. The provisions and operations of all such programs and plans are in compliance in all material respects with all applicable material laws and government rules and regulations. There are no unfunded pension or similar liabilities regarding any employee of Company. All pension plans have been properly funded as to current and past service costs, have at all times been administered in compliance in all material respects with all applicable requirements of ERISA and any other applicable laws, and Company does not maintain any ‘‘pension plan’’ as defined in ERISA that is unfunded, except as disclosed in Exhibit 12. Exhibit 12 also includes all states in which Company has employees and the status of unemployment insurance accounts in each state.

Working Interest Conveyed

2.17. Seller warrants and represents that it owns a 100% working interest and an 82% net revenue interest in the Leasehold Interest. Seller acknowledges and agrees that Buyer has calculated the Purchase Price in reliance on receiving the working and net revenue interests in the Leasehold Interest.  Seller shall retain an overriding royalty interest, paid on gross production, in the Leases described in Attached Exhibit 13 equal to the positive difference, if any, between 18% and the total royalty interests, overriding royalty interests, and other leasehold burdens affecting those leases as of the Closing Date.

Other Liabilities and Obligations

2.18. Exhibit 14 attached to this Agreement contains a true and correct list of all liabilities and obligations of Company not disclosed elsewhere in this Agreement of any kind, character, and description whether accrued, absolute, contingent, or otherwise, and whether or not required to be disclosed or accrued in the financial statements of Company, that exceed $ 10,000.00 (Ten Thousand Dollars) to any one creditor. In the case of liabilities that are not fixed, an estimate of the maximum amount that may be payable is also included.

Bank Accounts

2.19. Exhibit 15 attached to this Agreement contains a true and correct list of the names and addresses of all banks or other financial institutions in which Company has an account, deposit, or safe deposit box. Also included are the names of all persons authorized to draw on these accounts or deposits or who have access to them and the account numbers of each account.

Business Operations

2.20. The business operations of Company are and have been for the past one year in material compliance with all laws, treaties, rulings, directives, and similar regulations of all government authorities having jurisdiction over such business insofar as failure to comply could materially adversely affect Company’s business and future prospects.

Authority

2.21. Seller and Company each has full power and authority to execute, deliver, and/or consummate this Agreement, subject to the conditions to Closing set forth in this Agreement. All reports and returns required to be filed by each with any government and regulatory agency with respect to this transaction have been properly filed. Except as otherwise disclosed in this Agreement, no notice to or approval by any other person, firm, or entity, including governmental authorities, is required of Seller or Company to consummate the transaction contemplated by this Agreement.

Full Disclosure

2.22. No representation, warranty, or covenant made to Purchaser in this Agreement nor any document, certificate, exhibit, or other information given or delivered to Purchaser pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit a material fact necessary to make the statements contained in this Agreement or the matters disclosed in the related documents, certificates, information, or exhibits not misleading.

Brokers

2.23. Neither Seller nor Company, nor any of Company’s officers, directors, employees, or stockholders, has retained, consented to, or authorized any broker, investment banker, or third party to act on Company’s behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

ARTICLE 3

PURCHASER’S REPRESENTATIONS AND WARRANTIES

Purchaser represents and warrants to Seller that:

Authority

3.01. Purchaser has full power and authority to execute, deliver, and consummate this Agreement subject to the conditions to Closing set forth in this Agreement. All corporate acts, reports, and returns required to be filed by Purchaser with any government or regulatory agency with respect to this transaction have been or will be properly filed prior to the Closing Date. No provisions exist in any contract, document, or other instrument to which Purchaser is a party or by which Purchaser is bound that would be violated by consummation of the transactions contemplated by this Agreement.

Brokers

3.02. Neither Purchaser, nor any of Purchaser’s officers, directors, or employees, has retained, consented to, or authorized any broker, investment banker, or third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

Organization and Standing of Purchaser

3.03. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware and Texas, with corporate power to own property and carry on its business as it is now being conducted.

ARTICLE 4

COVENANTS

Seller covenants with Purchaser that from and after the date of this Agreement until the Closing Date, Seller will and will cause Company to:

Business Operations

4.01. Operate its business and conduct its activities in the normal course of business and not introduce any material new method of management, operation, or accounting.

Maintenance of Assets and Properties

4.02. Maintain all tangible assets and properties of Company in as good a state of operating condition and repair as they are on the date of this Agreement, except for ordinary depreciation, wear, and tear.

Absence of Liens

4.03. Not sell, pledge, lease, mortgage, encumber, dispose of, or agree to do any of these acts regarding any of the assets or properties of Company, other than in the normal course of business, without the prior written approval of Purchaser.

Preservation of Business

4.04. Use its best efforts to preserve intact its organization and personnel and to keep available the services of all of its employees, agents, independent contractors, and consultants commensurate with Company’s business requirements.

Preservation of Customer Relations

4.05. Use its best efforts to preserve intact the present customers of Company and the goodwill of all customers and others with respect to the business.

Maintain Insurance

4.06. Keep in force all policies of insurance covering the Company’s business, properties, and assets, including all insurance listed in this Agreement. If Purchaser so requests in writing, to purchase additional insurance as may be reasonably required at Purchaser’s expense.

Absence of Contractual Obligations

4.07. Not become obligated on any contract or commitment or incur or agree to incur any liability beyond a period of one year or for an amount in excess of $10,000.00 (Ten Thousand Dollars) or make any capital expenditures without the prior written consent of Purchaser.

Performance of Obligations

4.08. Perform all of its obligations and not make any material amendment to its obligations under all agreements relating to or affecting Company’s customers, business, properties, and assets.

Notification of Litigation

4.09. Promptly notify Purchaser in writing of any outstanding or threatened claims; legal, administrative, or other proceedings, suits, investigations, inquiries, complaints, notices of violation, or other process; or other judgments, orders, directives, injunctions, or restrictions against or involving Company or its personnel that could adversely affect Company.

Provide Financial Statements

4.10. Provide Purchaser with fairly presented monthly financial statements with respect to Company within 15 days after the end of each month.

Access to Books and Records

4.11. Make available to Purchaser and its authorized agents and accountants for inspection at reasonable times and under reasonable circumstances the following items with respect to Company: assets; properties; business and financial records; and tax returns, working papers, files, and memoranda of its public accountants and outside legal counsel for the purposes of making an accounting review, a legal audit, and investigation and examination of Company as deemed desirable by Purchaser. Seller will use its best efforts to cause Company’s officers, employees, public accountants, and outside legal counsel to cooperate fully with Purchaser’s examination and to make a full and complete disclosure to Purchaser of all facts regarding the financial condition and business operations of Company.

Notice of Environmental Defects.

4.12.  Within fifteen (15) days of execution of this Agreement, Buyer shall notify Seller in writing of any Environmental Defects (as defined below) it becomes aware of.  Any such notice from Buyer shall describe in general terms the facts and circumstances giving rise to such Environmental Defect and the Asset or Assets that are the subject of such Environmental Defect.  With respect to any Environmental Defects that are the subject of notices delivered by Buyer to Seller prior to the Notification Deadline, Buyer may elect from among the following options (which election shall not limit or otherwise affect any of Buyer’s other rights hereunder):

(i)            to terminate this Agreement;

(ii)           to (A) take (at Seller’s cost and expense), or require Seller to take, such remedial or other action as may be required to eliminate such Environmental Defect or to cause the condition giving rise to such Environmental Defect to be cured or otherwise brought into compliance with Environmental Laws (as defined below) (and in either case, as security for the performance by

Seller of its obligation to take such remedial action or to reimburse Buyer for the cost of doing so, the Purchase Price shall be reduced by the Buyer’s good faith estimate of the amount of costs and expenses incurred or to be incurred in connection therewith, and such amount shall be held by buyer and used to fund the taking of such remedial or other action, with any deficiency to be promptly funded by Seller and any excess to be paid over to Seller upon completion of such remedial or other action) and (B) require Seller to indemnify, defend and hold harmless Buyer from and against any Losses incurred by Buyer as a result of such Environmental Defect; or

(iii)          exclude the Asset or Assets subject to such Environmental Defect from the sale hereunder and reduce the Purchase Price by the Allocated Value of such Asset or Assets.

(b)           As used herein, the term “Environmental Defect” shall mean any fact, circumstance or condition involving any property constituting a part of the Assets that constitutes a violation of Environmental Laws or requires remedial action under Environmental Laws.

(c)           As used herein, the term “Environmental Laws” shall mean any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any tribal authority or other governmental authority pertaining to health or the environment, including, without limitation, the Clean Air Act, as amended; the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (‘CERCLA”), as amended; the Federal Water Pollution Control Act, as amended; the Occupational Safety and Health Act of 1970, as amended; the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended; the Safe Drinking Water Act, as amended; the Toxic Substances Control Act, as amended; the Hazardous & Solid Waste Amendments Act of 1984, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Hazardous Materials Transportation Act, as amended; any state laws pertaining to the handling of oil and gas exploration or production wastes or the use, maintenance and closure of pits and impoundments; and other environmental conservation or protection laws.  For purposes of this Agreement, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, that (i) to the extent the laws of the jurisdiction wherein the Assets are located establish and meaning for “hazardous substance,” “release,” “solid waste” or “disposal” that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply and (ii) the terms “hazardous substance” and “solid waste” shall include all oil and gas exploration and production wastes that may present an endangerment to public health or welfare or the environment, even if such wastes are specifically exempt from classification as hazardous substances or solid wastes pursuant to CERCLA or

RCRA or the state analogous to those statutes.  For purposes of this Agreement, the term “governmental authority” includes the United States, the state, county, city, tribal and political subdivisions in which the Assets are located or which exercises jurisdiction over any of the Assets, and any agency, department, commission, board, bureau or instrumentality, or any of them, that exercises jurisdiction over any of the Assets.

Seller will allow Buyer to conduct a phase I Environmental Assessment and any additional environmental assessments which Buyer subsequently deems necessary on the basis of environmental liabilities identified in such phase I Environmental Assessment.

Employee Compensation

4.13. Not increase the compensation payable to or to become payable to any executive officer, key employee, or agent; make any bonus payment to any such person; and permit Purchaser to contact such employees, agents, and officers at all reasonable times for the purpose of discussing with them prospective employment by Purchaser on or after the Closing Date. Seller shall use its best efforts to encourage all such persons to accept any employment offered by Purchaser.

Not Solicit

4.14. Not negotiate with any person or entity, or solicit or entertain any proposal concerning any acquisition in any form of Company.

Resist Brokers

4.15. Assist and cooperate with Purchaser in resisting any claim of any broker, investment banker, or third party for any brokerage fee, finder’s fee, or commission against Purchaser or Company in connection with the transactions contemplated by this Agreement.

Cooperate in Publicity

4.16. Coordinate any written publicity regarding this transaction with Purchaser.

Maintain Employee Benefit Plans

4.17. Not add or discontinue any pension, welfare, or other employee benefit plans, if any, or make any alteration in any existing pension, welfare, or other employee benefit plans.

Payment of Liabilities and Waiver of Claims

4.18. Not do, or agree to do, any of the following acts:

(a) Pay any obligation or liability, fixed or contingent, other than current liabilities.

(b) Waive or compromise any right or claim.

(c) Without full payment, cancel any note, loan, or other obligation owing to Company.

Maintain Existing Agreements

4.19. Not modify, amend, cancel, or terminate any of Company’s existing contracts or agreements, or agree to do so.

Obtain Consents

4.20. As soon as reasonably practical after the execution of this Agreement and in any event before the Closing Date, obtain the written consents of all persons described in Exhibit 10 and furnish to Purchaser copies of the consents.

Provide Sales and Use Tax Certificates

4.21. Furnish to Purchaser clearance certificates from the appropriate agencies in all states where Company is qualified to do business and any related certificates that Purchaser may reasonably request as evidence that all sales, use, and other tax liabilities of Company (other than income tax liabilities) accruing before the Closing Date have been fully satisfied or provided for by Company.

Provide UCC Clearances

4.22. Deliver to Purchaser a Business and Commerce Code search report issued by the Secretary of State in each state where Company owns personal property and dated as of a date not more than three (3) days before the Closing Date. The report must indicate that there are no filings under the UCC on file with the Secretary of State that name Company as debtor or otherwise indicate any lien on the assets and properties of Company, except for the liens otherwise disclosed in this Agreement.

Deliver Title Policies

4.23. Deliver to Purchaser title insurance policies, dated as of the Closing Date, issued by title insurance companies acceptable to Purchaser and at Purchaser’s expense. The policies shall insure a fee simple title in Purchaser to all real property owned by Company, subject only to the following:

(a) The lien, if any, of current real property taxes, payments of which are not delinquent.

(b) Liens and encumbrances referred to in the financial statements set forth in the exhibits to this Agreement.

(c) Objections and exceptions noted in the title insurance policies that have been approved by Purchaser in writing.

Liability coverage under the title insurance policies shall be at least equal to or greater than the book value of the real property as reflected in the financial statements of Company.

Title to Leasehold

Notice of Title Defects.

4.24.  Buyer shall notify Seller in writing by the end of the Due Diligence Period (the “Notification Deadline”) of any matter (“Title Defect”) that would cause Seller’s title to any of the Leasehold Interests to be unacceptable to Buyer in its sole discretion, judgment and opinion, in each case together with a brief explanation of (a) the nature of such Title Defect, (b) the Leasehold Interests (or portions thereof) affected thereby and (c) Buyer’s proposed Defect Value (as hereinafter defined) for such Title Defect; provided, that, if Buyer is unable to obtain title opinions covering the Leasehold Interests by an attorney acceptable to Buyer by the end of the Due Diligence Period, the Due Diligence Period for identifying Title Defects and the Notification Deadline shall both be extended by 20 days.  As used herein, the term “Defect Value” shall mean with respect to each Title Defect, the reduction in the Allocated Value (as hereinafter defined) of the affected Leasehold Interest as a result of such Title Defects, determined by Buyer in its sole discretion, judgment and opinion.

Remedies for Title Defects

4.25  (a) Seller shall use its best efforts to cure prior to Closing any title Defect with respect to which it has received notice from Buyer prior to the Notification Deadline.

(b)           With respect to any uncured Title Defects that exist on the Closing Date, Buyer may elect from among the following options:

(i)            to terminate this Agreement; or,

(ii)           to require that Seller indemnify Buyer against all liability, loss, cost and expense resulting from such Title Defect, in which event the Purchase Price shall not be reduced and the Leasehold Interest subject to such Title Defect shall be sold Buyer hereunder.

Casualty Loss

4.26 As used herein, the term “Casualty Defect” shall mean, with respect to any of the Assets, any destruction by fire, blowout or other casualty or any taking, or pending or threatened taking, in condemnation or under the right of eminent domain of any asset or portion thereof.  Seller shall promptly notify Buyer of any Casualty Defects of which Seller becomes aware.  If any Casualty Defects exist at the Closing, Buyer may elect (a) to terminate this Agreement. (b) to proceed with the Closing, to purchase the defective Asset, and to reduce to the Purchase price by the reduction in value of the defective Asset caused by the Casualty Defect, as such reduction is determined before or after at the Closing by mutual agreement of Seller and Buyer, or failing such agreement by a firm of independent consulting engineers mutually agreeable to Buyer and Seller, in which case, Seller shall retain all insurance proceeds relative to the reduction in value cause by such Casualty Defect, (c) to purchase such Asset notwithstanding such Casualty Defect, and Seller shall at the Closing pay to Buyer all sums paid to Seller by reason of such Casualty Defect and shall assign, transfer and set over unto Buyer all of the right, title and interest of Seller in and to any unpaid insurance proceeds, awards or other payments arising out of such Casualty Defect or (d) to proceed with Closing, decline to purchase the Asset to which such Casualty Defect relates and to reduce the Purchase Price by the Allocated Value of such Asset (assuming no Casualty Defect existed).  Seller shall not voluntarily compromise, settle or adjust any amount payable by reason of any Casualty Defect without first obtaining the written consent of Buyer.

Lease Obligations

4.27 With respect to the Leasehold Interests, (a) there are royalty provisions (other than those allowing a lessor the right to take in kind and other than royalties due to governmental entities) requiring the payment of a royalty on any basis other than proceeds actually received by the lessee, (b) there are no Leasehold Interests which are subject to a fixed term of duration, and (c) there are no unfulfilled drilling obligations affecting the Leasehold Interests, other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a lease, and all royalties, rentals and other payments due in respect of the Leasehold Interests have been timely paid and all other conditions necessary to keep such properties and interests in full force and effect during their primary term, and thereafter if commercial production has been established thereon or on lands pooled therewith, have been fully performed.

Obligations Relating to Operations

4.28 With respect to operations relating to the Assets, (a) there are no gas production, processing, sales, transportation or other imbalances as of the Effective Time between Seller and any third party, (b) there are no material non-consent operations with respect to any Leasehold Interest which have resulted or will result in a temporary or permanent increase or decrease in Seller’s interest in such Leasehold Interest from that set forth on Exhibit A-2 for the applicable unit or well, (c) there are no binding commitments with respect to the Assets that will result in Buyer incurring after the Closing Date capital expenditures with respect to any one unit or well in excess of $5,000, or $25,000 with respect to the Assets in the aggregate.

Operations Since the Effective Time

4.29 Since the Effective Time:

(a)           Seller has caused the Assets to be developed, maintained and operated in a good and prudent manner and in substantially the same manner as the Assets were developed, maintained and operated prior to the Effective Time;

(b)           Seller has not sold, assigned, transferred, farmed out, conveyed or otherwise disposed of any of the Assets, except for the sale of hydrocarbons in the ordinary course of business;

(c)           Seller has not, to the extend related to the Assets, made any major change in the character of its business or operations or otherwise conducted its business and operations other than in accordance with standard industry practices;

(d)           Seller has not permitted any leases or material rights with respect to the Assets to expire, or waived any material rights with respect to, the Assets;

(e)           Seller has not entered into any agreement or made any commitment (other than this Agreement) to take any of the actions referred to in clauses (a) through (d) above; and

(f)            there have been no fires, blow-outs or other casualties (above or below the surface of the ground) which affected any of the Assets.

Marketing of Production; Suspended Funds

4.30 Exhibit 16

(a)           Seller has not received, as of the Effective Time, any advance, “take-or-pay,” or other similar payments under production sales contracts that entitle the purchasers to “make-up” or otherwise receive deliveries of hydrocarbons at any time after the Effective Time without paying at such time the full market price therefore, nor has Seller received any payments with respect to, or in lieu of or in satisfaction for any take-or-pay obligations of purchasers of Seller’s hydrocarbons deliverable under any contracts covering any of the Leasehold Interests on or after the Effective Time;

(b)           Seller has not received prior to the Effective Time payments for production which are currently subject to refund;

(c)           the purchaser of hydrocarbons produced from or attributable to the Leasehold Interests under any gas sales contract has not (A) curtailed its takes of hydrocarbons in violation of such contract, or (B) given notice (either written or, to the knowledge of Seller, oral) that it desires to amend the gas sales contract with respect to price or quantity of deliveries under take-or-pay provisions or otherwise, in each case to such extent that any such action may materially affect the economic value of the reserves attributable to the Leasehold Interests affected by such action;

(d)           Exhibit 16 sets forth a list of all funds held in suspense by Seller on the date hereof that are attributable to the Leasehold Interests, a description of the source of such funds and the reason they are being held in suspense, the agreement or agreements under which such funds are being held and the name or names of the parties claiming such funds or to whom such funds are owed.

Improvements, Personality, Equipment and Fixtures

4.31 Seller makes no warranties of whatsoever nature, express or implied, concerning equipment and fixtures included in the Assets, it being the intention of Seller and Buyer to expressly negate and to exclude all warranties concerning equipment and fixtures included in the Assets, including, without limitation, any implied warranties of merchantability and fitness for any particular purpose, warranties created by an affirmation of fact or promise of by any description of any kind whatsoever contained in or created by the Uniform Commercial Code as adopted in Texas or by any other applicable law.  Buyer hereby waives any claim it may or might have now or in the future against Seller for any loss, damage or expense caused by any of the equipment or fixtures included in the Assets or by defect herein, use or maintenance thereof or servicing or adjustment thereto and, as to Seller, purchases the equipment and fixtures “as is – where is”.

Wells

4.32 All of the wells in which Seller has an interest by virtue of its ownership of the Leasehold Interests have been drilled and completed within the boundaries of such Leasehold Interests or within the limits otherwise permitted by contract, pooling or unit agreement, and by law; and no such well is subject to penalties on allowables because of any over production or any other violation of applicable Legal Requirements that would prevent such well form being entitled to its full legal and regular allowable from and after the Effective Time as prescribed by any governmental authority.

ARTICLE 5

CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE

The obligation of Purchaser to Close under this Agreement is subject to each of the following conditions (any one of which may, at the option of Purchaser, be waived in writing by Purchaser) existing on the Closing Date, or such earlier date as the context may require.

Representations and Warranties

5.01. Each of the representations and warranties of Seller in this Agreement, the disclosures contained in the exhibits to this Agreement, and all other information delivered under this Agreement shall be true in all material respects at and as of the Closing Date as though each representation, warranty, and disclosure were made and delivered at and as of the Closing Date.

Compliance With Conditions

5.02. Company and Seller shall each comply with and perform all agreements, covenants, and conditions in this Agreement required to be performed and complied with by each of them. All requisite action (corporate and other) in order to consummate this Agreement shall be properly taken by Company and Seller. Seller shall deliver to Purchaser a compliance certificate verifying and warranting Seller’s and Company’s compliance.

Suit or Proceeding

5.03. No suit or proceeding, legal or administrative, relating to any of the transactions contemplated by this Agreement shall be overtly threatened or commenced that, in the sole discretion of Purchaser and its counsel, would make it inadvisable for Purchaser to Close this transaction.

Accountant’s Review

5.04. On or before the Closing Date of this Agreement, Purchaser shall receive a letter from its own public accountants that states that based on a review (but not a full audit) of all the Financial Statements filed as part of Exhibit 4 to this Agreement, nothing has come to their attention indicating that the Financial Statements were not prepared in accordance with generally accepted and consistently applied accounting principles. The letter shall be attached to this Agreement as Exhibit 17.

Government Approvals and Filings

5.05. All necessary government approvals and filings regarding this transaction shall be received or made prior to the Closing Date in substantially the form applied for to the reasonable satisfaction of Purchaser and its counsel. Any applicable waiting period for the approvals and filings shall be expired.

Corporate and Stockholder Action

5.06. All corporate and stockholder action necessary to consummate the transactions contemplated in this Agreement shall be properly taken by Seller and Company. Purchaser shall receive copies of all appropriate resolutions of Company’s and Seller’s board of directors and shareholders relating to this Agreement. The resolutions shall be certified by their respective corporate secretaries.

Confidentiality and Noncompete Agreements

5.07. All key employees of Company and Seller, as identified by Purchaser and Seller, shall execute and deliver to Purchaser a confidentiality and noncompetition agreement in substantially the form attached to this Agreement as Exhibit 18.

Consents of Others

5.08. Purchaser shall receive written consents from all persons listed in Exhibit 10 to this Agreement.

Board of Directors Resignations

5.9. On or before the Closing Date, Seller shall secure the resignations of all directors currently serving on the board of directors of Company.

Ownership of Records

5.10. On the Closing Date, Seller shall deliver to Purchaser all corporate records, including but not limited to well logs and production data.

ARTICLE 6

CONDITIONS TO SELLER’S OBLIGATION TO CLOSE

The obligation of Seller to Close under this Agreement is subject to each of the following conditions (any one of which at the option of Seller may be waived in writing by Seller) existing on the Closing Date.

Corporate Action

6.01. Purchaser shall take appropriate corporate action regarding this transaction, which shall be evidenced by resolutions of its board of directors and shareholders and certified by Purchaser’s corporate secretary, authorizing Purchaser to enter into and complete this transaction.

Government Approvals

6.02. All necessary government approvals regarding this transaction shall be received prior to the Closing Date, in substantially the form applied for and to the reasonable satisfaction of Purchaser and its counsel.

ARTICLE 7

PARTIES’ OBLIGATIONS AT THE CLOSING

Seller’s Obligations at the Closing

7.01. At the Closing, Seller shall deliver or cause to be delivered to Purchaser instruments of assignment and transfer of all of the issued and outstanding capital stock of Company, free and clear of all liens, claims, and encumbrances in form and substance satisfactory to Purchaser’s counsel. Simultaneously with the consummation of the transfer, Seller shall put Purchaser in full possession and enjoyment of all properties and assets of Company.

Seller, at any time before or after the Closing Date, shall execute, acknowledge, and deliver to Purchaser any further deeds, assignments, conveyances, other assurances, documents, and instruments of transfer reasonably requested by Purchaser. Seller shall also take any other action consistent with the terms of this Agreement that may be reasonably requested by Purchaser for the purpose of assigning, transferring, granting, conveying, and confirming to Purchaser or reducing to possession any or all property and assets to be conveyed and transferred by this Agreement. If requested by Purchaser, Seller further agrees to prosecute or otherwise enforce in its own name for the benefit of Purchaser any claims, rights, or benefits of Company that are transferred to Purchaser by this Agreement and that require prosecution or enforcement in Seller’s name. Any prosecution or enforcement of claims, rights, or benefits under this paragraph shall be solely at Purchaser’s expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by Seller.

Purchaser’s Obligation at Closing

7.02. At the Closing, Purchaser shall deliver to Seller against delivery of the items specified in Paragraph 7.01, above, a certified or cashier’s check in the amount of $4,000,000.00 (Four Million Dollars), payable to Seller in federal funds currently available in Texas and shall deliver 888,888 shares of common stock of Purchaser.

Restriction on Stock Issued

7.03 The stock issued to Seller shall be subject to a separate Lock-Up Agreement, which is attached as Exhibit 19.  The stock shall be delivered with a restrictive legend on the stock certificate.  No shares of the stock may be sold, conveyed, burdened, pledged or otherwise hypothecated for a term of one (1) year after closing date.  At the end of the one-year restrictive period, Purchaser may sell up to 49,000 (Forty Nine Thousand) shares per month.

ARTICLE 8

SELLER’S OBLIGATIONS AFTER THE CLOSING

Preservation of Goodwill

8.01. Following the Closing Date, Seller will restrict its activities so that Purchaser’s reasonable expectations with respect to the goodwill, business reputation, employee relations, and prospects connected with the assets and properties purchased under this Agreement will not be materially impaired.

Change of Name

8.02. Seller agrees that, after the Closing Date, it will not use or employ in any manner, directly or indirectly, the name of Company or any variation of the name, save and except for Square One Machine, Inc. Seller also agrees that, in order to comply with this covenant, it will take and cause to be taken all necessary action, including filing a withdrawal notice for any assumed name certificate bearing Company’s name or any variant of the name that Seller has previously filed.

Nonsolicitation of Employees

8.03. Prior to the third anniversary of the Closing Date, Seller shall not solicit any employee of Purchaser or any employee of Company retained by Purchaser after the Closing Date to leave employment with Company or Purchaser.

ARTICLE 9

INDEMNIFICATION

Covenant to Indemnify and Hold Harmless

9.01. Seller covenants and agrees to indemnify, defend, and hold harmless Purchaser and Company from and against any and all claims, suits, losses, judgments, damages, unpaid royalties and liabilities including any investigation, legal, and other expenses incurred in connection with and any amount paid in settlement of any claim, action, suit, or proceeding (collectively called ‘‘Losses’’), other than those Losses disclosed in this Agreement or any Exhibit delivered pursuant to this Agreement, to which Purchaser or Company may become subject, if such Losses arise out of or are based upon any facts and circumstances (or alleged facts and circumstances) that could result in or give rise to a misrepresentation, breach of warranty, or breach of covenant by Seller to Purchaser in this Agreement. This right to indemnification is in addition to any other right available to Purchaser and Company, including the right to sue Seller for a misrepresentation, breach of warranty, or breach of covenant under this Agreement.

Income Taxes and Royalties

9.02. Without limiting the provisions of Paragraph 9.01, Seller shall indemnify, defend, and hold harmless Purchaser and Company from and against any Losses to which Company or Purchaser may become subject insofar as such Losses arise out of or are based on any tax on or measured by the net income of Company or for any unpaid royalties in any period on or before the Closing Date. The indemnifications provided in this Paragraph 9.02 and in Paragraph 9.01, above, are cumulative and neither provision shall limit or in any other way affect the right of Purchaser and Company under the other provision.

 Notification and Defense of Claims or Actions

9.03. When Purchaser proposes to assert the right to be indemnified under this Article 9 with respect to third-party claims, actions, suits, or proceedings, Purchaser shall, within 30 days after the receipt of notice of the commencement of the claim, action, suit, or proceeding, notify Seller in writing, enclosing a copy of all papers served or received. On receipt of the notice, Seller shall have the right to direct the defense of the matter, but Purchaser shall be entitled to participate in the defense and, to the extent that Purchaser desires, to jointly direct the defense with Seller with counsel mutually satisfactory to Purchaser and

Seller, at Seller’s expense. Purchaser shall also have the right to employ its own separate counsel in any such action. The fees and expenses of Purchaser’s counsel shall be paid by Purchaser unless: (a) the employment of the counsel has been authorized by Seller; (b) Purchaser has reasonably concluded that there may be a conflict of interest between Seller and Purchaser in the conduct of the defense of such action; or (c) Seller has not, in fact, employed counsel satisfactory to Purchaser to assume the defense of the action. In each of these cases, the fees and expenses of Purchaser’s counsel shall be paid by Seller. Neither Seller nor Purchaser shall be liable for any settlement of any action or claim described in this Article 9 that is affected without their consent.

ARTICLE 10

GENERAL PROVISIONS

Survival of Representations, Warranties, and Covenants

10.01. The representations, warranties, covenants, and agreements of the parties contained in this Agreement or contained in any writing delivered pursuant to this Agreement shall survive the Closing Date for the period of time set forth in this Agreement.

Notices

10.02. All notices that are required or that may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered personally or by registered or certified mail, return receipt requested, postage prepaid as follows:

If to Seller:	Square One Energy, Inc.

If to Purchaser:	Cano Petroleum, Inc.
309 W. 7th Street
Fort Worth, Texas 76102

Assignment of Agreement

10.03. This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. This Agreement may not be assigned by any other party without the written consent of all parties and any attempt to make an assignment without consent is void.

Governing Law

10.04. This Agreement shall be construed and governed by the laws of the state of Texas.

Amendments; Waiver

10.05. This Agreement may be amended only in writing by the mutual consent of all of the parties, evidenced by all necessary and proper corporate authority. No waiver of any provision of this Agreement shall arise from any action or inaction of any party, except an instrument in writing expressly waiving the provision executed by the party entitled to the benefit of the provision.

Entire Agreement

10.06. This Agreement, together with any documents and exhibits given or delivered pursuant to this Agreement, constitutes the entire agreement between the parties to this Agreement. No party shall be bound by any communications between them on the subject matter of this Agreement unless the communication is (a) in writing, (b) bears a date contemporaneous with or subsequent to the date of this Agreement, and (c) is agreed to by all parties to this Agreement. On execution of this Agreement, all prior agreements or understandings between the parties shall be null and void.

Reliance Upon Representations and Warranties

10.07. The parties mutually agree that, notwithstanding any right of Purchaser to fully investigate the affairs of Company and notwithstanding any knowledge of facts determined or determinable by Purchaser pursuant to the investigation or right to investigate, Purchaser may fully rely upon the representations, warranties, and covenants made to Purchaser in this Agreement and on the accuracy of any document, certificate, or exhibit given or delivered to Purchaser pursuant to this Agreement. Knowledge by an agent of Purchaser of any facts not otherwise disclosed in this Agreement or in a document, certificate, or exhibit delivered to Purchaser pursuant to this Agreement shall not constitute a defense by Seller for indemnification of Purchaser under Article 9 or for any claim for misrepresentation or breach of any warranty, agreement, or covenant under this Agreement or any exhibit, certificate, or document delivered under this Agreement.

Termination of Agreement

10.08. In the event this Agreement is not Closed by April 1, 2005, then this Agreement shall terminate on and as of that date. Any termination shall not affect in any manner any rights and remedies that any party to this Agreement may have at the time of termination.

Signed on March 1, 2005.

SQUARE ONE ENERGY, INC.	CANO PETROLEUM, INC.

/s/ Kenneth K. Laughlin	/s/ Jeffrey Johnson
Kenneth K. Laughlin	Jeffrey Johnson, CEO